Scudder Kemper Investments, Inc.
                                             Two International Place
                                             Boston, MA  02110
                                             May 12, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE: Scudder Balanced Fund, Scudder High Yield Bond Fund and Scudder Income Fund (the "Funds"), each a series of Scudder Portfolio Trust (the "Trust")
         (Reg. No. 2-13627) (811-42); Post Effective Amendment No. 82 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

         We are filing today through the EDGAR system on behalf of the Funds, pursuant to Rule 485(a) under the Securities Act of 1933, as amended, (the "Securities Act") and Rule 8b-16 under the Investment Company Act of 1940, Post-Effective Amendment No. 82 to the above-referenced Trust's Registration Statement on Form N-1A (the "Amendment") for review and comment by the staff of the Commission. The Amendment is expected to become effective on July 14, 2000.

         The principal purpose of this filing is to register two share classes, the S Class and the AARP Class, for each of the Funds. The currently registered shares of each Fund shall forthwith be known as the S Class shares. The currently effective prospectus and Statement of Additional Information for each fund is incorporated by reference to this filing.

         Any comments or question on this filing should be directed to me at 617-295-2592.

                                      Very truly yours,

                                      /s/Jeanne Carroll
                                      Jeanne Carroll

cc:      Allison Beakley
         Dechert, Price & Rhoads